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                                                      EXHIBIT (11)

Letterhead of PricewaterhouseCoopers LLP


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 15, 2001, relating to the financial statements and financial highlights which appear in the December 31, 2000 Annual Reports to Shareholders of State Street Research Tax-Exempt Fund and State Street Research New York Tax-Free Fund (each a series of State Street Research Tax-Exempt Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, MA

April 25, 2001